Ex 10.222

Tranche 3 Promissory Note

$501,465.00August 3, 2022

For value received, LF3 RIFC Lakewood, LLC, a Delaware limited liability company and LF3 RIFC TRS, LLC, a Delaware limited liability company (collectively, “Maker”), promises to pay to the order of Legendary A-1 Bonds, a Delaware limited liability company at its principal place of business at 1635 43rd Street S, Suite 205, Fargo, ND 58103 (together with its successors and assigns “Payee”), or at such place as the holder hereof may from time to time designate in writing, the principal sum of Five Hundred One Thousand Four Hundred Sixty-Five and 00/100 Dollars ($501,465.00), in lawful money of the United States of America, with interest on the unpaid principal balance from time to time outstanding to be computed in the manner, at the times and, subject to the provisions of Section 2.2(a) of the Loan Agreement dated of even date herewith between Payee, as lender, and Maker, as borrower (the “Loan Agreement”), at the Interest Rate. Capitalized terms used but not defined herein will have the respective meanings given such terms in the Loan Agreement.

1.Payment Terms. Maker will pay to Payee the monthly interest on the unpaid Principal and in the manner and at the times specified in Article 2 of the Loan Agreement, which payments will be applied in the order of priority set forth in the Loan Agreement. Maker will also pay to Payee interest, if any, and all other amounts due and payable as and when provided for in the Loan Agreement. The balance of the Principal, together with all accrued and unpaid interest thereon, and all other amounts payable to Payee hereunder, under the Loan Agreement and under the other Loan Documents will be due and payable on the Maturity Date.
2.Prepayment.  The principal balance of this Note may be prepaid in whole or in part upon: (i) not less than ten (10) days prior written notice to Payee specifying the date on which prepayment is to be made (the “Prepayment Date”); (ii) payment of accrued interest to and including the Prepayment Date; or if Payee would incur costs and expenses as a result of the Prepayment Date not being the last day of the applicable interest period, to and including the last day of the applicable interest period in which the Prepayment Date occurs; and (iii) payment of all other sums then due under this Note, the Security Agreement and the other Loan Documents to the extent then payable.  If any such notice of prepayment is given, the principal amount set forth in such notice and the other sums required under this Section 2 shall be due and payable on the Prepayment Date, provided, however, that Maker may revoke any such prepayment election on or before the date which is ten (10) calendar days prior to the Prepayment Date by written notice to Payee.
3.Loan Documents. This Note is evidence of the Loan and is executed pursuant to the terms and conditions of the Loan Agreement. This Note is secured by and entitled to the benefits of, among other things, the Security Instrument and the other Loan Documents. Reference is made to the Loan Documents for a description of the nature and extent of the security afforded thereby, the rights of the holder hereof in respect of such security, the terms and conditions upon which this Note is secured, and the rights and duties of the holder of this Note. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents to be kept and performed by Maker are by this reference hereby made part of this Note to the same extent and with the same force and effect as if they were fully set forth in this Note, and Maker covenants and agrees to keep and perform the same, or cause the same to be kept and performed, in accordance with their terms.
4.Loan Acceleration, Prepayment. The Debt will, without notice, become immediately due and payable at the option of Payee upon the occurrence of any Event of Default. This Note may not be prepaid except as expressly provided in, and subject to the terms and conditions of, the Loan Agreement.
5.Revival. To the extent that Maker makes a payment or Payee receives any payment or proceeds for Maker’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the Bankruptcy Code or any other bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Maker hereunder intended to be satisfied will be revived and continue as if such payment or proceeds had not been received by Payee.

Ex 10.222

6.Amendments. This Note may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number will include the plural, the plural the singular, and the words “Payee” and “Maker” will include their respective successors, assigns, heirs, executors and administrators. If Maker consists of more than one person or party, the obligations and liabilities of each such person or party will be joint and several.
7.Waiver. Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration except as otherwise expressly provided in the Loan Documents. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Payee and any other person or party will release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or party who may become liable under the Loan Documents, for the payment of all or any part of the Debt.
8.Maximum Interest Rate.  It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with the applicable Colorado law governing the maximum rate of interest payable on the indebtedness evidenced by this Note and the Loan Agreement (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Colorado law).  If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, the Loan Agreement, any of the other Loan Documents or any other communication or writing by or between Maker and Payee related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of Payee’s exercise of the option to accelerate the maturity of this Note, or (iii) Maker will have paid or Payee will have received by reason of any voluntary prepayment by Maker of this Note, then it is Maker’s and Payee’s express intent that all amounts charged in excess of the Maximum Lawful Rate (as hereinafter defined) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Payee shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note, the Loan Agreement, and other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity for the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker and/or credit such excess interest against this Note then owing by Maker to Payee.  Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against this Note and then owing by Maker to Payee.  All sums contracted for, charged, taken, reserved or received by Payee for the use, forbearance or detention of any debt evidenced by this Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note for so long as debt is outstanding.  As used hereunder the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Colorado (or applicable United States federal law to the extent that such law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Colorado law), taking into account all Charges made in connection with the transaction evidenced by this Note and the other Loan Documents.  As used hereunder, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Payee in connection with the

Ex 10.222

transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law.
9.Notices. All notices or other communications required or permitted to be given pursuant hereto will be given in the manner specified in the Loan Agreement.
10.Joint and Several. If more than one Person constitutes Maker, each Person constituting Maker hereunder will have joint and several liability for the obligations of Maker hereunder.
11.Governing Law. This Note will be governed by and construed in accordance with the laws of the State of Colorado.

[SIGNATURE PAGE FOLLOWS]

Ex 10.222

Maker:

LF3 RIFC, LLC,

a Delaware limited liability company

By: Lodging Fund REIT III OP, LP,

a Delaware limited partnership, its sole member

By: Lodging Fund REIT III, Inc.,

a Maryland corporation, its general partner

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer

LF3 RIFC TRS, LLC,

a Delaware limited liability company

By: Lodging Fund REIT III TRS, Inc.,

a Delaware corporation, its sole member

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer